UniTek Global Services, Inc.

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is effective on January 11, 2012 (the “Effective Date”) by and between Elizabeth Downey (“Employee”) and UniTek Global Services, Inc. (“Company”). In consideration of the mutual promises made herein, Company and Employee agree as follows:

1.          Purpose of the Retention Payment. Employee possesses critical skills that are extremely important to the continued success of Company. Accordingly, Company desires to provide a substantial incentive for Employee to remain employed through the close of the Retention Period (as defined below). Therefore, Company shall provide the Retention Payment under the terms and conditions set forth in this Agreement if Employee remains in Good Standing (as defined below) through the end of the Retention Period. The Retention Payment, if any, paid to Employee shall be in addition to other compensation to which Employee may otherwise be entitled and benefit plans in which Employee may be eligible to participate.

2.          Retention Period. The “Retention Period” shall begin on the Effective Date and shall end on the earlier of (a) the one-year anniversary of the Effective Date and (b) the day that is sixty (60) days after the date on which a permanent Chief Executive Officer is hired by the Company (either such date, the “Vesting Date”).

3.          Retention Payment. Company shall pay to Employee $300,000 (the “Retention Payment”) if Employee remains employed in Good Standing (as defined below) by Company during the entirety of the Retention Period through the Vesting Date and complies with all other conditions set forth in this Agreement. The Retention Payment shall be paid in a lump sum cash payment on the first regularly scheduled payroll date of Company following the Vesting Date, except as otherwise provided in Section 4(a) or Section 4(b) of this Agreement. The Retention Payment shall be subject to applicable tax withholding, including all federal, state and local taxes due. The Retention Payment will be earned only if all conditions set forth in this Agreement are satisfied as of the Vesting Date.

4.          Termination of Employment. Employee’s receipt of the Retention Payment shall be subject to the following conditions:

(a)          Termination of Employment Without Cause. If, prior to the Vesting Date, Employee’s employment is involuntarily terminated by the Company for any reason other than with Cause (as defined below), or on account of Employee’s Disability (as defined below) or death, Company shall pay the Retention Payment to Employee within 30 days after the date of termination pursuant to this Section. For purposes of this Agreement, “Cause” shall have the meaning assigned to it in any employment agreement between Company and Employee or, if none, incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to Employee; willful misconduct; fraud, misappropriation, embezzlement or any act of material misconduct with respect to the property of Company, or any affiliates; a material breach of any applicable employee code of conduct or this Agreement; or commission of any felony by Employee. For purposes of this Agreement “Disability” shall mean becoming disabled within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), within the meaning of the Company’s long term disability plan applicable to Employee.

(b)          Termination of Employment for Any Other Reason. If, prior to the Vesting Date, Employee’s employment with Company terminates for any reason other than described in Section 4(a) above (including, without limitation, voluntary resignation, termination for Cause, or retirement), the Retention Payment shall be forfeited and Employee shall have no further rights to the Retention Payment and this Agreement shall become void and of no further effect.

(c)          No Employment Rights. The provisions of this Section 4 and this Agreement do not modify or alter the at-will status of Employee’s employment with Company and Employee is free to resign at any time, for any reason or for no reason. Similarly, Company is free to conclude its employment relationship with Employee at any time, for any reason, with or without cause, and with or without prior notice. Accordingly, notwithstanding Employee’s at will status of employment, in order for Employee to be eligible for the Retention Payment, Employee must continue to remain employed by Company during the Retention Period.

5.          Good Standing. For purposes of this Agreement, Employee shall be considered to be in “Good Standing” on a given date if, on that date, Employee has not terminated employment for any reason from the Effective Date to the given date, has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date, and is not in receipt of notice from Company that it has determined that Employee’s employment is to be terminated for Cause.

6.          Interpretation of this Agreement. Company shall have full power and authority to administer and interpret this Agreement, and to make factual determinations as it deems necessary or advisable, in its sole discretion. Company’s interpretations of this Agreement and all determinations made by Company shall be conclusive and binding on Employee. All powers of Company shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of this Agreement.

7.          Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the Retention Payment. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights are affected. However, the provisions of this Agreement shall not supersede or modify the provisions of any employment agreement or confidentiality agreement between Employee and Company. This Agreement does not supersede, replace or limit the rights and obligations of Company and Employee with respect to such matters imposed by law or other agreements. The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement. Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

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8.          Nature of Agreement and the Retention Payment. This Agreement is not intended to be a “welfare plan” or “pension plan” as those terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended. The Retention Payment is a special one-time payment to Employee and shall be excluded from benefit pay and/or compensation under Company’s applicable employee benefit plans.

9.          Application of Section 409A of the Internal Revenue Code. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Payments under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if Employee is considered a “specified employee” for purposes of section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of 6 months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within 10 days after the end of the 6-month period. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death.

10.         Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, excluding any conflict-of-law rule or principle that might refer the construction of this Agreement to the laws of another state or country.

11.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written this 11th day of January, 2012.

UniTek Global Services, Inc.

By:	/s/ Michael O’Donnell
Name: Michael O’Donnell
Title: Chairman

/s/ Elizabeth Downey
Elizabeth Downey

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